Exhibit 99.1
C.H. Robinson Appoints Edward Feitzinger to its Board of Directors

EDEN PRAIRIE, Minnesota (Aug. 7, 2025) — Leading global logistics provider C.H. Robinson Worldwide Inc. (“C.H. Robinson”) (Nasdaq: CHRW), which manages 37 million shipments annually, today announced the appointment of Edward Feitzinger to its board of directors, effective immediately.
Feitzinger, 58, brings more than 30 years of global supply chain leadership, including public company CEO experience, and deep expertise in global freight forwarding and logistics technology. He is currently a partner at Rebar Advisors, a strategic advisory firm made up of former C-suite executives that offers guidance to companies focused on growth.
“Ed’s extensive background in leading large-scale, innovative logistics organizations brings a unique combination of operational expertise, strategic vision, and transformative results to C.H. Robinson’s board,” said board chair Jodee Kozlak. “Throughout his more than 30-year career, Ed has guided organizations through significant growth and complexity and has a proven record of large-scale integration and operational improvement across the logistics sector. Ed’s insight and ability to harness technology and operational scale will directly support C.H. Robinson as we transform supply chains to deliver innovative, customer-focused solutions worldwide while supporting our growth objectives.”
Feitzinger previously served as CEO of UTi Worldwide, a $4.2 billion Nasdaq-listed global freight forwarding and contract logistics company, where he led more than 21,000 employees across 59 countries. He also held senior leadership roles at Amazon, including vice president of global logistics, where he helped expand international fulfillment capabilities and drove significant growth in global marketplace exports, reaching over 100 countries.
“C.H. Robinson stands out as a leader in supply chain innovation,” Feitzinger said. “With its unmatched scale, deep bench of logistics experts, and cutting-edge technology, including industry-leading applications of artificial intelligence, the company is well-positioned to help customers transform their supply chains into a source of strength in an increasingly complex environment. I look forward to contributing to its continued industry leadership and growth.”
Feitzinger holds a bachelor’s degree in industrial engineering from Lehigh University and a master’s degree in industrial engineering from Stanford University.
With this appointment, the C.H. Robinson board of directors now comprises eleven directors, ten of whom are independent.
About C.H. Robinson
C.H. Robinson delivers logistics like no one else™. Companies around the world look to us to reimagine supply chains, advance freight technology, and solve logistics challenges—from the simple to the most complex. 83,000 customers and 450,000 contract carriers in our network trust us to manage 37 million shipments and $23 billion in freight annually. Through our unmatched expertise, unrivaled scale, and tailored solutions, we ensure the seamless delivery of goods across industries and continents via truckload, less-than-truckload, ocean, air, and beyond. As a responsible global citizen, we make supply chains more sustainable and proudly contribute millions to the causes that matter most to our employees. For more information, visit us at chrobinson.com (Nasdaq: CHRW).

Exhibit 99.1

FOR INVESTOR INQUIRIES, CONTACT:	FOR MEDIA INQUIRIES, CONTACT:
Chuck Ives, Senior Director of Investor Relations	Duncan Burns, Chief Communications Officer
Email: chuck.ives@chrobinson.com	Email: PublicRelations@chrobinson.com

Source: C.H. Robinson
CHRW- IR